Exhibit 99.3

Information About Cardtronics’ Redomicile

Subject to stockholder approval, Cardtronics is changing the location where our parent company is incorporated, from Delaware to the United Kingdom. A change of corporate structure like this is called a “redomicile.”

Redomiciling Cardtronics in the U.K., a leading global financial center, Europe’s transaction hub and a location where we have substantial operations and growth opportunities, will facilitate our global growth strategy and strengthen our position as the leading global owner and operator of ATM networks.

•                  We already have a substantial business presence in the U.K. and approximately 60% percent of our global workforce is located there.

•                  The U.K. is a leading global financial center and Europe’s transaction hub. While we expect to continue growing our U.S. business, we anticipate larger growth opportunities in markets like the U.K. and Continental Europe, which are the fastest-growing segments of our business today.

•                  Having a more significant presence in the U.K. will fortify our status as the leading global ATM owner/operator.

•                  We believe that redomiciling in the U.K. will also support our long-term growth strategy by:

•                  Enabling us to more effectively compete for acquisitions on a global scale, which has been a key component of our growth strategy.

•                  Elevating our visibility among potential U.K. and other European institutional investors.

•                  Positioning us to allow future earnings and cash flows to more efficiently fund our ongoing global expansion.

We believe that redomiciling in the U.K. will better align our corporate structure with our current and future business activities.

•                  Cardtronics already has a substantial business presence in the U.K. that we plan to continue to grow further.

•                  The fastest-growing segments of our business today are in the U.K. and Continental Europe.

•                  Approximately 60% percent of our employees are already located in the U.K.

Cardtronics is fully committed to our customers and employees in the U.S. and around the world.

•                  We anticipate no changes in how customers in the U.S. or elsewhere will access our services or how employees will serve our customers.

•                  Cardtronics’ employees are the drivers of our success. They develop our innovative solutions, harness the latest technology, and provide the unparalleled customer service that makes Cardtronics the preferred ATM partner for retailers and financial institutions worldwide.

•                  While growth outside the U.S. has recently been, and we expect will continue to be, more prominent as we actively grow our global footprint, we have every intention of continuing to drive growth in our U.S. business.

We do not anticipate any employment or operational changes as a result of this change to our corporate structure.

•                  We do not anticipate any effects as a result of this announcement with respect to how we conduct our business day-to-day in the U.S. and globally. This includes staffing levels and relationship managers, access to our services and support, pricing and current contracts, and product and service requests.

•                  Our commitment to customers, partners and employees doesn’t change — we remain fully focused on these groups, both in the U.S. and around the world.

•                  Houston will continue to serve as our North American headquarters and London will serve as our European headquarters.  We plan to conduct corporate activities from both locations.

Timeline and Next Steps

•                  Following the announcement on April 27, and upon our registration statement being declared effective, stockholders will have the opportunity to vote on the proposed plan at a special meeting expected to be held on June 28, 2016. Pending their approval, we anticipate closing early in the third quarter.

Important Additional Information Regarding the Merger Filed with the SEC

Cardtronics Group Limited (“Cardtronics plc”) has filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, which contains a proxy statement/prospectus in connection with the proposed merger and related merger agreement, and each of Cardtronics, Inc. and Cardtronics plc may be filing other relevant materials with the SEC in connection with the transaction.  Cardtronics, Inc. urges its stockholders — including participants in its equity based incentive plans — and investors to read carefully the proxy statement/prospectus (and any other document that Cardtronics, Inc. or Cardtronics plc subsequently files with the SEC) before making any voting or investment decision about the proposed merger agreement because they contain important information about Cardtronics, Inc., Cardtronics plc and the proposed merger agreement.  Stockholders and investors may obtain these documents, as well as other filings containing information about Cardtronics, Inc. and Cardtronics plc, for free at the SEC’s website, www.sec.gov, or at Cardtronics, Inc.’s website, www.cardtronics.com — under “Investor Relations.”   Stockholders may also obtain a copy of these documents free of charge by contacting Cardtronics, Inc.’s Investor Relations Department in writing at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by telephone at (832) 308-4975.

Participants in Solicitation

Cardtronics, Inc., Cardtronics plc and their directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders with respect to the matters to be voted upon at the annual meeting.  Information about the directors and executive officers of Cardtronics, Inc. and their ownership in Cardtronics, Inc. is included in the proxy statement/prospectus filed with the SEC and the documents and information incorporated by reference therein.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials filed with the SEC.  Stockholders can obtain free copies of the documents by accessing the SEC’s and Cardtronics, Inc.’s website as described above.